Exhibit 4(a)(1)


         FIRST SUPPLEMENTAL INDENTURE, dated as of March 10, 1995, between Texfi Industries, Inc., a Delaware corporation (the "Company") and First Union National Bank of North Carolina, a national banking association (the "Trustee"). Capitalized terms used herein without definition shall have the same meanings herein as in the Indenture.

                               W I T N E S S E T H

         WHEREAS, the Company and the Trustee are parties to an Indenture dated as of September 8, 1993 ("Indenture"), pursuant to which the Company may issue up to $34,500,000 in principal amount of 8 3/4% Series Subordinated Debentures due August 1, 1999; and

         WHEREAS, Section 11.2 of the Indenture provides that the Company, when authorized by a resolution of its Board of Directors, and the Trustee may make certain amendments to the Indenture with the consent of the holders of at least a majority in principal amount of the outstanding Securities;

         WHEREAS, the Company desires to amend the Indenture as set forth herein and such amendments may be made with the consent of the holders of at least a majority in principal amount of the outstanding Securities rather than of each Securityholder;

         NOW, THEREFORE, in consideration of the premises and of other good and valuable considerations, receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. The Indenture is hereby amended by adding the following definition to Section 1.01 of the Indenture:

                  "New Debt" means (i) any liability of any person (a) for borrowed money, (b) evidenced by a note, debenture or similar instrument (including a purchase money obligation given in connection with the acquisition of any property or assets other than inventory or similar property acquired in the ordinary court of business), including securities, or (c) for the payment of money relating to a Capitalized Lease Obligation; and (ii) any liability of others described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability. Notwithstanding anything to the contrary in the foregoing, New Debt shall not include advances to the Company under any of its factoring agreements.

         2. The Indenture is hereby amended by deleting Section 4.11 of the Indenture in its entirety and inserting therefor the following:


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                  "SECTION 4.11.  Senior Indebtedness.

                  The Company shall not (i), directly or indirectly, create, incur, assume or become liable for, contingently or otherwise, any New Debt (unless, in the case of any particular New Debt, the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such New Debt shall not be senior in right of payment to the Securities), or (ii) permit any Subsidiary to, directly or indirectly, create, incur, assume or become liable for, contingently or otherwise, any New Debt ((i) and (ii) are collectively referred to in this Section 4.11 as an "incurrence") if, upon given effect to such incurrence on a pro forma basis, the aggregate amount of the sum of (x) Senior Indebtedness of the Company and (y) the aggregate Indebtedness of all of the Subsidiaries shall exceed sixty percent (60%) of Total Capitalization, all calculated as of the date of such incurrence."

         3. The Indenture is hereby amended by deleting Section 4.12 of the Indenture in its entirety and inserting therefor the following:

                  "SECTION 4.12.  Total Indebtedness.

                  The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or become liable for, contingently or otherwise (collectively referred to in this Section
         4.12 as an "incurrence") any New Debt if, upon giving effect to such incurrence on a pro forma basis, the aggregate amount of the Indebtedness of the Company and the Subsidiaries on a consolidated basis shall exceed (i) seventy-five (75%) of Total Capitalization or
         (ii) the product of (x) 4.25 multiplied by (y) Four Quarter EBITDA (excluding write-downs for discontinued operations), all as calculated as of the date of such incurrence."

         4. Except as specifically modified herein, the Indenture shall remain in full force and effect in accordance with its terms.

         5. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

         6. The recitals contained in this First Supplemental Indenture shall be taken as statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.


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         7. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of North Carolina.

         IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  this  First
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed, all as of the date first written above.

                                        TEXFI INDUSTRIES, INC.

                                        By: /s/ Dane L. Vincent
                                        Title: Vice President Finance, Treasurer
(SEAL)

ATTEST:

/s/ Doris R. Bray
Assistant Secretary

                                        FIRST UNION NATIONAL BANK OF NORTH
                                        CAROLINA, as Trustee

                                        By: /s/ Ted Weir
                                        Title: Trust Officer
(SEAL)


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